UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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AVIGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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	1.	Title of each class of securities to which transaction applies:

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In filings with the Securities and Exchange Commission on March 10, 11 and 18, 2009, Avigen disclosed that it had assessed the cash portion of the MediciNova proposal described in those filings at approximately $0.91. Avigen arrived at this assessment by taking the estimated net cash and securities at the end of June 2009 to be sequestered by MediciNova of approximately $27.1 million, and dividing it by the approximately 29.8 million shares of Avigen common stock outstanding.

The estimated net cash and securities at the end of June 2009 was arrived at by taking the audited cash and securities balance at the end of December 2008 of $56.8 million, and subtracting therefrom, an estimated:

  $7.0 million in debt,
  $3.1 million of accrued liabilities at December 31, 2008,
  $3.1 million of remaining building lease obligations, net of potential subleases,
  $2.2 million of estimated severance for Named Executive Officers,
  $5.0 million of estimated operating expenses for the six months ended June 30, 2009,
  $2.3 million of estimated winddown and other transaction costs,

     and

  $7.0 million that MediciNova would take in exchange for the issuance of 1.75 million shares of MediciNova stock at $4.00 per share, that as of March 13, 2009 were valued at $1.59 per share or $2.8 million in the aggregate, resulting in an immediate loss of $4.2 million of value.

In assessing the adequacy of the offer presented by MediciNova, the Board of Avigen also obtained an opinion, dated March 17, 2009, from RBC Capital Markets Corporation (“RBC”), that, as of the date of such opinion, and subject to certain assumptions, qualifications and other considerations set forth in its written opinion, the consideration being offered by MediciNova in its proposal to acquire Avigen is inadequate, from a financial point of view, to the stockholders of Avigen. RBC’s opinion was provided for the information and assistance of the Board of Avigen. RBC expresses no opinion and makes no recommendation to any stockholder of Avigen. All advice and opinions (written and oral) rendered by RBC were solely for the use and benefit of the Avigen Board and may not be used or relied upon by any other person.

RBC’s opinion does not address the merits of the underlying decision by Avigen to accept or reject the MediciNova offer or the relative merits of the MediciNova offer compared to any alternative business strategy or transaction in which Avigen might engage. RBC does not express any view on, and RBC’s opinion does not address, the fairness, from a financial point of view, of the consideration offered by MediciNova.

A copy of RBC’s opinion is filed below. You are urged to read this opinion in its entirety.

RBC’s analysis included, among other analyses, an assessment of MediciNova’s proposed offer on a per share basis as of the date of the analysis which was based upon certain assumptions and information both publicly available and provided by Avigen management. Such analysis was further limited by the fact that RBC did not have access to any of MediciNova’s non-public financial information (including forecasts) and, as result, valued MediciNova’s common stock solely based on the closing price for such stock on the Nasdaq Global Market on March 13, 2009. The following sets forth a summary of such assessment:

MediciNova Consideration Assessment	Total Amount	Per Avigen
		Share (1)
MNOV Stock Consideration Calculation
MNOV Common Shares Offered	1.75m
MNOV Stock Price (as of 3/13/09)	$1.59
Total Value of MNOV Stock Consideration (as of 3/13/09)	$2.8m	$0.09

Avigen Net Cash Calculation
Estimated Total Net Cash Assets	$26.7m	$0.90	(2)

Convertible Security Calculation
Estimated Net Cash	$26.7m
Conversion Price	$4.00
Number of Convertible Shares	6.7m
Estimated Value of Each Convertible Share	$0.07		(3)
Estimated Total Value of Convertible Shares	$0.5m	$0.02

TOTAL Transaction Value		$1.01

(1) Based upon 29.8 million Avigen shares outstanding per 10-Q filed on November 10, 2008.
(2) Based upon information provided to RBC by Avigen management as of March 15, 2009.
(3) Black-Scholes calculation based upon certain assumptions for Convertible Security including: MNOV stock price of $1.59 as of March 13, 2009; convertible security exercise price of $4.00; assumed risk-free interest rate of 0.44%; one-year term for convertible security; and standard deviation volatility assumption of 69% based upon MediciNova’s 10-K filed March 17, 2008.

The above assessment of MediciNova’s proposed offer was one of several analyses performed by RBC in connection with its opinion and should not be regarded as critical to the overall conclusion RBC reached. Such assessment has inherent strengths and weaknesses, and the nature of the available information may further affect such assessment. The overall conclusions RBC reached were based on all the analysis and factors presented, taken as a whole, and also on application of RBC’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBC therefore gives no opinion as to the value or merit standing alone of the above analysis.

[RBC Letterhead]

March 17, 2009

The Board of Directors
Avigen, Inc.
1301 Harbor Bay Parkway
Alameda, CA 94502

Members of the Board of Directors:

     We understand that MediciNova, Inc., a Delaware corporation, (the “Offeror”) has made a non-binding, publicly disclosed offer (the “Offer”) to acquire, pursuant to a proposed merger transaction, all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) of Avigen, Inc., a Delaware corporation (the “Company”), in exchange for the Consideration (as defined below) pursuant to letters sent by the Offeror to the Company dated December 22, 2008 and February 9, 2009 (the “Letters”), which letters are contained in the Offeror’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2008 and February 9, 2009, respectively.

     You have requested our opinion as to the adequacy, from a financial point of view, of the Consideration to the holders of the Company Common Stock (the “Stockholders”).

     The Letters provide, among other things, that each Stockholder would receive (i) a pro rata portion of 1.75 million shares of the Offeror and (ii) a convertible security that would allow each Stockholder at their election to either (a) convert each share of such convertible security into shares of the Offeror at a conversion price of $4.00 per share at certain pre-specified accelerated conversion dates or the later of March 31, 2010 or 12 months from the closing of the proposed merger transaction (the “Final Conversion Date”), or (b) have the convertible security redeemed by the Offeror on the Final Conversion Date for cash in an amount per share which represents each Stockholder’s pro rata interest in the Net Cash Assets (as defined below) of the Company (items (i) and (ii) above, together, constituting the “Consideration”). Pursuant to the Letters, “Net Cash Assets” means the amount of the Company’s cash remaining after the completion of the Company’s wind-up activities, including satisfaction of all of the Company’s obligations by way of indebtedness, severance and related liabilities (provided that the Company will retain all intellectual property assets for the combined companies), minus $7 million in cash that the Offeror will receive in exchange for the stock portion of the Consideration described in item (i) above.

     RBC Capital Markets Corporation (“RBC”) is a global, full service securities firm engaged in securities trading and brokerage activities, and providing investment banking, investment management and financial advisory services. In the ordinary course of its trading, brokerage, investment and asset management and financial activities, RBC and its affiliates may hold long or short positions, and may trade or otherwise effect or recommend transactions, for its own account or the accounts of its customers, in debt or equity securities or loans of the Company or any other company that may be involved in a transaction with the Company. Further, in connection with its merchant banking activities, RBC may have made investments in the Company or any other company that may be involved in a transaction with the Company. As a global, full service financial organization, RBC and its affiliates may also provide a broad range of normal course financial products and services to its customers (including, but not limited to investment banking, commercial banking, credit derivative, hedging and foreign exchange products and services), including companies that may be involved in certain transactions with the Company.

     We are acting as financial advisor to the Board of Directors of the Company (the “Board”) in connection with its consideration of the Offer and pursuant to an engagement letter between the Company and RBC dated January 13, 2009 (the “Engagement Letter”). We will receive a fee for our services upon delivery of this opinion, which is not contingent upon the Offer being accepted or rejected by the Company. For our services as financial advisor to the Company, if a Transaction (as defined in the Engagement Letter) is successfully completed we will receive an additional larger fee.

We have also been engaged to advise the Company in connection with an unsolicited third party offer to merge with, acquire or purchase the common stock of the Company, and will receive a fee for such services regardless of the outcome of such unsolicited offer. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse the reasonable out-of-pocket expenses incurred by us in performing our services (subject to a limit which may not be exceeded without the Company’s written approval). In the ordinary course of business, RBC may act as a market maker and broker in the publicly traded securities of the Company and/or Offeror and receive customary compensation, and may also actively trade securities of the Company and/or Offeror for our own account and the accounts of our customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. RBC may also provide investment banking and other financial services to the Company, Offeror and their respective affiliates in the future, for which we may receive compensation.

     For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms provided in the Letters and other correspondence between the Offeror and the Company; (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and the Offeror and certain other relevant operating data relating to the Company made available to us from the internal records of the Company; (iii) we reviewed publicly available equity research reports and Thomson One Analytics consensus estimates regarding the potential future performance of the Company and Offeror as standalone entities; (iv) we reviewed financial projections and forecasts of the Company (“Forecasts”) prepared by the management of the Company; (v) we conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook of the Company as well as the value of the Company’s assets as a standalone entity; (vi) we reviewed the reported prices and trading activity for Company Common Stock and the Offeror common stock, including their trading relative to one another; (vii) we have taken into consideration that the Company has been approached by, and has initiated contact with, other parties who have expressed interest in exploring a transaction involving the Company; and (viii) we considered other information and performed other studies and analyses as we deemed appropriate, including recent developments with respect to the Company’s business.

     Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was publicly available to us and all of the financial, legal, tax, operating and other information provided to or discussed with us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information. We have assumed with your consent that all Forecasts provided to us by the Company were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company, as a standalone entity. We express no opinion as to such Forecasts or the assumptions upon which they were based.

     In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such valuations or appraisals. We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company. Our opinion does not address any legal, regulatory, tax or accounting matters.

     Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not have an obligation to update, revise or reaffirm this opinion.

     The opinion expressed herein is provided for the information and assistance of the Board in connection with the Offer. We express no opinion and make no recommendation to any Stockholder with respect to the Offer. All advice and opinions (written and oral) rendered by RBC are intended solely for the use and benefit of the Board and may not be used or relied upon by any other person, nor may such advice or opinions be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, this opinion letter may be included in any disclosure document filed by the Company with the SEC with respect to the Offer; provided, however, that this opinion letter must be reproduced in full and any description of or reference to RBC must be in a form reasonably acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than this opinion itself.

     Our opinion does not address the merits of the underlying decision by the Company to accept or reject the Offer or the relative merits of the Offer compared to any alternative business strategy or transaction in which the Company might engage. Our opinion addresses solely the adequacy of the Consideration, from a financial point of view, to the Stockholders, as of the date hereof. We do not express any view on, and our opinion does not address, the fairness, from a financial point of view, of the Consideration. We also do not express any view on, and our opinion does not address the adequacy or fairness of the amount or nature of any compensation to be paid or payable to any officers, directors or employees, or class of such persons, whether relative to the compensation proposed to be paid to the public Stockholders or otherwise.

     We do not express any opinion as to the price or range of prices at which the Company Common Stock or the Offeror’s common stock may trade at any time.

     Our opinion has been approved by RBC’s M&A Opinion Review Committee.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration is inadequate, from a financial point of view, to the Stockholders.

Very truly yours,

RBC CAPITAL MARKETS CORPORATION